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                                                                  Exhibit 2.3


                            ASSET PURCHASE AGREEMENT

                                     AMONG

                     MARANATHA BROADCASTING COMPANY, INC.,

                          CITADEL BROADCASTING COMPANY

                                      AND

                             CITADEL LICENSE, INC.


                                    WFMZ(FM)


                                 JULY 15, 1997


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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT"), made as of the 15th day of July, 1997, by and among MARANATHA BROADCASTING COMPANY, INC., a Pennsylvania corporation ("SELLER"); CITADEL BROADCASTING COMPANY, a Nevada corporation ("CITADEL"); and CITADEL LICENSE, INC., a Nevada corporation ("LICENSE SUB").

                                   RECITALS:

         A. Seller is the licensee of and owns and operates radio station WFMZ(FM) licensed to Allentown, Pennsylvania (the "STATION").

         B. Citadel and License Sub are the licensees of and own and operate radio station WEST(AM) licensed to Easton, Pennsylvania (the "EASTON STATION").

         C. Seller desires to sell to Citadel and License Sub, and Citadel and License Sub desire to purchase from Seller, certain of the assets of the Station in exchange for cash and for certain of the assets of the Easton Station, on the terms and subject to the conditions set forth in this Agreement and in the Easton Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   SECTION 1

                                  DEFINITIONS

         The following terms when used in this Agreement shall have the meanings assigned to them below:

         "ACCOUNTS RECEIVABLE" has the meaning specified in Section 8.3.

         "ACCOUNTS RECEIVABLE LIST" has the meaning specified in Section 8.3.

         "ACCRUED TAXES" has the meaning specified in Section 4.6.

         "ACT" means the Communications Act of 1934, as amended.

         "AFFILIATE" of any Person means any other Person (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, the first Person, or (b) any interests of which are owned, in whole or in part, directly or indirectly, by the first Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controls," "controlled by," and "under direct or indirect control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct


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or cause the direction of the management policies of the Person, whether through the ownership of voting securities or by contract or otherwise.

         "ALLENTOWN ANTENNA LEASE" has the meaning specified in Section 9.9.

         "ASSET SCHEDULE" has the meaning specified in Section 2.1(a).

         "ASSIGNED CONTRACTS" has the meaning specified in Section 2.1(d).

         "ASSUMED OBLIGATIONS" has the meaning specified in Section 2.3.

         "BROKER" means Richard A. Foreman Associates Inc.

         "BUSINESS" has the meaning specified in Section 4.1.

         "CASH PURCHASE PRICE" has the meaning specified in Section 3.1.

         "CITADEL COLLECTION PERIOD" has the meaning specified in Section 8.3.

         "CITADEL'S DISCLOSURE SCHEDULE" has the meaning specified in
Section 5.3.

         "CLOSING" means the consummation of the transactions contemplated in this Agreement in accordance with the provisions of Section 10.

         "CLOSING DATE" has the meaning specified in Section 10.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTRACTS" has the meaning specified in Section 4.9.

         "CPR RULES" means the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes.

         "DAMAGES" has the meaning specified in Section 13.1.

         "DRAW CONDITION" has the meaning specified in Section 14.2(a).

         "EASTON AGREEMENT" means that certain Asset Purchase Agreement dated as of the date hereof among Seller, Citadel and License Sub relating to the sale by Citadel and License Sub of the Easton Station.

         "EASTON ASSUMED OBLIGATIONS" means the Assumed Obligations under, and as defined in, the Easton Agreement.


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         "EASTON PURCHASED ASSETS" means the Purchased Assets under, and as defined in, the Easton Agreement.

         "EASTON STATION" has the meaning specified in the recitals to this Agreement.

         "ENVIRONMENTAL CLAIMS" means and includes, without limitation: (a) claims, demands, suits, causes of action for personal injury or lost use of property, or consequential damages, to the extent any of the foregoing arise directly or indirectly out of Environmental Conditions; (b) actual or threatened damages to natural resources; (c) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under CERCLA, RCRA or other Environmental Laws; (d) a requirement to implement "corrective action" pursuant to any order or permit issued pursuant to RCRA; (e) claims for restitution, contribution or equitable indemnity from third parties or any governmental agency; (f) fines, penalties or Liens against property; (g) claims for injunctive relief or other orders or notices of violation from Governmental Authorities; and (h) with regard to any present or former employees, exposure to or injury from Environmental Conditions.

         "ENVIRONMENTAL CONDITIONS" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, or threatened release of Hazardous Materials by Seller. With respect to claims by employees, Environmental Conditions also includes the exposure of Persons to Hazardous Materials within work places on any real estate owned or occupied by Seller.

         "ENVIRONMENTAL LAWS" has the meaning specified in the definition of Hazardous Materials.

         "ENVIRONMENTAL NONCOMPLIANCE" means, but is not limited to: (a) the release or threatened release as a result of the activities of Seller of any Hazardous Materials into the environment, any storm drain, sewer, septic system or publicly owned treatment works, in violation of any effluent emission limitations, standards or other criteria or guidelines established by any federal, state or local law, regulation, rule, ordinance, plan or order; and
(b) any facility operations, procedures, designs, etc. which do not conform to the statutory or regulatory requirements of the CAA, the CWA, the TSCA, the RCRA or any other Environmental Laws intended to protect public health, welfare and the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

         "EXCLUDED EMPLOYEES" has the meaning specified in Section 4.10.

         "FCC" means the Federal Communications Commission.

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         "FCC APPLICATION" has the meaning specified in Section 9.1(a).

         "FCC APPROVAL" has the meaning specified in Section 9.1(a).

         "FCC LICENSES" means the main station license for the Station, together with each of the other consents, rights, licenses, permits and other authorizations issued by the FCC and held by Seller in connection with, or pertaining to, the conduct of the business and operation of the Station, together with any renewals and extensions thereof and any applications therefor pending on the Closing Date, and any and all applications made by Seller for such consents, rights, licenses, permits and other authorizations.

         "FINAL ORDER" means a written action or order issued by the FCC or its staff setting forth the FCC Approval (or a denial thereof), (a) which action or order has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, and (b) with respect to which action or order (i) no requests have been filed and are pending for administrative or judicial review, rehearing, reconsideration, appeal or stay, and the time period for filing any such requests and for the FCC to set aside the action on its own motion under the provisions of the Act or the rules, regulations and policies of the FCC has expired, or (ii) in the event of review, reconsideration or appeal, the time for further review, reconsideration or appeal has expired.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time applied on a consistent basis during the periods involved.

         "GOVERNMENTAL AUTHORITY" means any government, whether federal, state or local, or any other political subdivision thereof, or any agency, tribunal or instrumentality of any such governmental or political subdivision, or any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "HAZARDOUS MATERIALS" means hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases including but not limited to substances defined as "PCBs," "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," "petroleum," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), 42 U.S.C. ss. 9601 ET SEQ.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. ss. 2601 ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 9601; the Clean Water Act ("CWA"), 33 U.S.C. ss. 1251 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.ss. 300f ET SEQ.; the Clean Air Act ("CAA"), 42 U.S.C. ss. 7401 ET SEQ.; or any similar state law; and in the plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules or ordinances now in effect (collectively, the "ENVIRONMENTAL LAWS"); and any other substances, constituents or wastes subject to environmental regulations under any applicable federal, state or local law, regulation or ordinance.


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         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of
1976, as amended from time to time.

         "HSR FILING" has the meaning specified in Section 9.8.

         "INDEBTEDNESS FOR BORROWED MONEY" means (a) all indebtedness of Seller in respect of money borrowed (including, without limitation, indebtedness which represents the unpaid amount of the purchase price of any property), (b) all indebtedness of Seller evidenced by a promissory note, bond or similar written obligation to pay money, (c) all indebtedness guaranteed by Seller or for which Seller is contingently liable, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse, and any commitment by which any such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, and (d) all monetary obligations of Seller under any lease or similar arrangement, which obligations would be classified and accounted for as capital obligations on a balance sheet of Seller under GAAP.

         "INDEMNITEE" has the meaning specified in Section 13.3.

         "INDEMNITOR" has the meaning specified in Section 13.3.

         "INTELLECTUAL PROPERTY" has the meaning specified in Section 2.1(e).

         "LEASEHOLDS" has the meaning specified in Section 4.8.

         "LETTER OF CREDIT" has the meaning specified in Section 3.2.

         "LIEN" means any mortgage, pledge, hypothecation, assignment, encumbrance, claim, easement, transfer restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

         "LOCAL MARKETING AGREEMENT" has the meaning specified in Section 9.7.

         "OBLIGATIONS" means, without duplication, all (a) Indebtedness for Borrowed Money, (b) Accrued Taxes, accounts payable, accrued liabilities and all other liabilities and obligations of the type normally required by GAAP to be reflected on a balance sheet, (c) commitments by which Seller assures a creditor against loss, including the face amount of all letters of credit and, without duplication, all drafts drawn thereunder, (d) obligations guaranteed in any manner by Seller, (e) obligations under capitalized leases in respect of which obligations Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (f) obligations under acceptance facilities, (g) obligations secured by a Lien on property of Seller, (h) obligations under interest rate or currency exchange or swap agreements, (i) unsatisfied obligations for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (j) indebtedness issued or obligation incurred in substitution or exchange for any Obligations, (k) costs or expenses incurred

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by Seller of any nature, whether or not currently payable, and (l) other liabilities or obligations of Seller, in each of the foregoing instances whether absolute or contingent, known or unknown, and whether or not normally required by GAAP to be reflected on a balance sheet.

         "PERMITS" has the meaning specified in Section 4.17(b).

         "PERSON" means an individual, corporation, partnership, joint venture, joint stock seller, association, trust, business trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

         "PERSONAL PROPERTY" has the meaning specified in Section 2.1(a).

         "PURCHASED ASSETS" has the meaning specified in Section 2.1.

         "PURCHASE PRICE" has the meaning specified in Section 3.1.

         "REAL PROPERTY LEASES" has the meaning specified in Section 2.1(c).

         "SELLER'S DISCLOSURE SCHEDULE" has the meaning specified in
Section 4.3.

         "STATION" has the meaning specified in the recitals to this Agreement.

         "SUPPLEMENTAL FINANCIAL STATEMENTS" has the meaning specified in
Section 6.10

         "TAXES" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, which taxes are imposed by any Governmental Authority; and such term shall include any interest, penalties, or additions to tax attributable to such assessments.

         "TRADE AGREEMENTS" has the meaning specified in Section 6.9.

         "TRADE IMBALANCE" has the meaning specified in Section 6.9.

         "TRADE LIABILITIES" has the meaning specified in Section 6.9.

         "TRADE RECEIVABLES" has the meaning specified in Section 6.9.

         "TRADE SCHEDULE" has the meaning specified in Section 6.9.


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                                   SECTION 2

                          PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF PURCHASED ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, Seller agrees to sell, assign and convey to Citadel (and, with respect to clause (f) below, License Sub), and Citadel (and, with respect to clause (f) below, License Sub) agrees to purchase, acquire and accept from Seller, all of the Purchased Assets. The "PURCHASED ASSETS" consist of:

                  (a) All the tangible personal property, improvements and fixtures described on SCHEDULE 2.1 to this Agreement (the "ASSET SCHEDULE"), including, without limitation, the translator assets serving Reading, Pennsylvania (the "PERSONAL PROPERTY");

                  (b) [intentionally omitted];

                  (c) The leasehold interests pursuant to the real property leases described on the ASSET SCHEDULE (the "REAL PROPERTY LEASES");

                  (d) All of the right, title and interest of Seller or any of its Affiliates in and to those contracts, leases, licenses, memberships, agencies, permits and agreements, other than Real Property Leases, to which Seller or any Affiliate thereof presently is a party or an assignee of a party which are described on the ASSET SCHEDULE (the "ASSIGNED CONTRACTS"), including the employment agreements listed on the ASSET SCHEDULE;

                  (e) All of the copyrights, trademarks, trade names and other similar rights, including applications and registrations therefor, used in connection with the past or present operation of the Station in which Seller or any Affiliate thereof has any right, title or interest, including, without limitation, those items listed on the ASSET SCHEDULE but excluding the call letters of the Station (collectively, the "INTELLECTUAL PROPERTY");

                  (f) The FCC Licenses, a complete list of which is included on the ASSET SCHEDULE;

                  (g) Copies of all books, records and accounts relating to the operation of the Station, subject to the right of Seller to retain originals thereof for Seller's personal use and reference and to obtain access to such books, records and accounts in accordance with the provisions of
Section 2.2(a); and

                  (h) All other assets owned by Seller as of the date of this Agreement which are needed in the broadcast chain of the Station as of the date of this Agreement (i.e., from studio to transmission).


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         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that there shall be excluded from the assets transferred or assigned to Citadel and License Sub with respect to Station the following (collectively, the "EXCLUDED ASSETS"):

                  (a) Except to the extent included in Section 2.1(g), all of Seller's corporate books and records and other documents relating to the internal corporate affairs of Seller, and all other corporate records or files of Seller not relating to the business or operation of the Station;

                  (b) All cash, cash equivalents or similar type investments held by Seller, such as certificates of deposit, treasury bills and other marketable securities on hand as of the Closing;

                  (c) All accounts receivable existing as of Closing;

                  (d) Corporate assets and assets not used in connection with the Station;

                  (e) Any and all claims of Seller with respect to transactions occurring or arising prior to the Closing Date, including, without limitation, claims for Tax refunds; and

                  (f) Those additional assets identified on SCHEDULE 2.2 as Excluded Assets.

Notwithstanding the foregoing, any asset which is described above but which is actually listed on the ASSET SCHEDULE shall be a Purchased Asset and not an Excluded Asset.

         2.3 OBLIGATIONS. Neither Citadel nor License Sub shall assume, and they shall purchase the Purchased Assets free and clear of, any and all Obligations of Seller, except that Citadel shall assume those Obligations of Seller arising from and after the Closing Date (other than any liability or obligation for breach or default which occurred prior to the Closing Date) pursuant to each of
(a) the Real Property Leases, (b) the Assigned Contracts, (c) those items subject to proration pursuant to Section 9.2, (d) the Trade Liabilities and (e) those additional items expressly set forth on SCHEDULE 2.3 to this Agreement (collectively, the "ASSUMED OBLIGATIONS").

         2.4 TAX DEFERRED EXCHANGE. Seller hereby acknowledge that it is the intention of Citadel to complete a tax deferred exchange under Section 1031 of the Code and that Citadel's rights and obligations under this Agreement may be assigned to a qualified intermediary or qualified escrow agent (as such terms are defined in the regulations under Section 1031 of the Code) for the purpose of completing such exchange. Seller agrees to cooperate in any manner reasonably necessary to complete such exchange and at no additional cost or liability to Seller.


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                                   SECTION 3

                        PURCHASE PRICE; LETTER OF CREDIT

         3.1 PURCHASE PRICE. The purchase price for the Purchased Assets shall consist of (a) $23,000,000, subject to adjustment as provided in Sections
6.9 and 9.2 (the "CASH PURCHASE PRICE"), and (b) the Easton Purchased Assets, subject to the assumption by Seller of the Easton Assumed Obligations, as provided in the Easton Agreement (collectively, the "PURCHASE PRICE"). At the Closing, Citadel shall deliver to Seller immediately available funds in the amount of the Cash Purchase Price.

         3.2 LETTER OF CREDIT. Simultaneously with the execution of this Agreement, Citadel shall deliver to Seller an irrevocable letter of credit in favor of Seller, issued by a national banking association or other issuer reasonably acceptable to Seller, in the amount of $1,750,000, which shall be in the form attached as EXHIBIT A hereto (the "LETTER OF CREDIT"). The Letter of Credit shall provide that the issuing bank shall make payment on the Letter of Credit upon such bank's receipt of a certificate from the President of Seller certifying that a Draw Condition has occurred. Upon the Closing, Seller shall return the original Letter of Credit to Citadel for cancellation.

         3.3 ALLOCATION OF THE PURCHASE PRICE. Citadel, License Sub and
Seller shall report the transactions contemplated by this Agreement for federal and state tax purposes in a manner consistent with the allocation of the Purchase Price mutually agreed upon by Citadel, License Sub and Seller.

                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Citadel and License Sub to enter into and consummate the transactions contemplated by this Agreement, Seller makes the following representations and warranties to Citadel and License Sub, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         4.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has full corporate power and authority (a) to own its assets and properties and to conduct the business in which it is now engaged (the "BUSINESS") and (b) to enter into this Agreement and to consummate the transactions contemplated hereby. Seller has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business.


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         4.2 AUTHORITY. The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and agreements hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes the valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.

         4.3 NO LEGAL BAR; CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Seller, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which Seller is a party or by which Seller or any of the assets of Seller is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in SCHEDULE 4.0 to this Agreement ("SELLER'S DISCLOSURE SCHEDULE"), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         4.4 FINANCIAL STATEMENTS. Seller has delivered to Citadel the following financial statements of Seller (which include all of Seller's operations (including operations of the Station, as well as operations of Seller's television station), except that Seller does maintain separate income and expense statements with respect to the Station): (a) the reviewed balance sheets as of December 31, 1995 and December 31, 1996 and the related statements of income and cash flows for each of the years then ended; (b) the unaudited balance sheet as of June 30, 1997 and the related statements of income and cash flows for the six months then ended; and (c) the quarterly unaudited balance sheets and income statements for each quarter in 1996 and the monthly unaudited balance sheets and income statements for the first six months of 1997. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (i) is accurate and complete in all material respects, (ii) is consistent in all material respects with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and (iii) presents fairly in all material respects the financial condition and results of operations of Seller in accordance with GAAP (subject in the case of unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end audit adjustments), consistently applied, as of the dates and for the periods set forth therein. Seller shall cooperate with Citadel in obtaining, at Citadel's expense, audited financial statements with respect to the Station for periods commencing on or after January 1, 1996.

         4.5 ABSENCE OF CERTAIN CHANGES. Between December 31, 1996 and the date of this Agreement, except as disclosed in SELLER'S DISCLOSURE SCHEDULE, there has not been any (a) material adverse change in the condition of the Station, financial or otherwise, or in the results of operations, assets, liabilities or business of the Station; (b) damage or destruction, whether or not insured, affecting the business operations of the Station; (c) labor dispute or threatened labor

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dispute involving any of the employees of the Station; (d) actual or threatened dispute pertaining to the Station with any material provider of software, hardware or services; (e) material change in the customary methods of operations of the Station; (f) except in the ordinary course of business or to the extent not material to the Business or financial condition of the Station, sale or transfer of any tangible or intangible asset used or useful in the operation of the Station, mortgage, pledge or imposition of any Lien on any such asset, lease of real property, machinery, equipment or buildings with respect to the Station entered into or modification, amendment or cancellation of any of its existing leases relating to the Station, or cancellation of any debt or claim; or (g) liability or obligation (contingent or otherwise) incurred under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practices.

         4.6 TAXES. Except as disclosed in SELLER'S DISCLOSURE SCHEDULE, Seller has filed or caused to be filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed by it with respect to the Station and has paid all Taxes (including, but not limited to, income, franchise, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, penalties and fines) reflected as due on such returns, reports or declarations (whether or not shown on such returns, reports or declarations), or pursuant to any assessment received by it in connection with such returns, reports or declarations. All returns, reports and declarations filed by or on behalf of Seller are true, complete and correct in all material respects. No deficiency in payment of any Taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof, no written inquiries have been received by Seller from any taxing authority with respect to possible claims for taxes or assessments, and there is no basis for any additional claims or assessments for Taxes.

         Since December 31, 1996, Seller has not incurred any liability for Taxes which materially affect the operation of the Station other than in the ordinary course of business. All Taxes attributable to the Station or its income, operations or properties accruing up to and including the Closing (the "ACCRUED TAXES") have been or will be paid when due regardless of whether such Taxes are due and payable as of the Closing.

         4.7 ASSET SCHEDULE. The ASSET SCHEDULE includes complete and accurate (a) listings of all Personal Property; (b) descriptions of all Real Property Leases and Assigned Contracts, none of which requires any consent of third parties in connection with the transactions contemplated hereby, except otherwise as indicated in SELLER'S DISCLOSURE SCHEDULE; (c) descriptions of all of the Intellectual Property; and (d) listings of all of the FCC Licenses, all of the foregoing of which will, as of the Closing, be owned and held by Seller as reflected in the ASSET SCHEDULE.

         4.8 TITLE TO AND CONDITION OF PROPERTY.

             (a) TITLE. Seller will as of the Closing have good, marketable and exclusive title to and undisputed possession of all of the personal and tangible property and improvements

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included in the Purchased Assets. Except as set forth on SELLER'S DISCLOSURE
SCHEDULE, the Purchased Assets are now free and clear of all Liens. The Purchased Assets will, as of the Closing, be free and clear of all Liens.

              (b) CONDITION. The Personal Property, prior to their removal (if any) pursuant to Section 9.11, is structurally sound, in reasonably good condition, ordinary wear and tear excepted, adequate and suitable for the operation of the Station as it is currently being operated, and in proper condition and repair so that the Station can operate according to its FCC Licenses, the rules, regulations and policies of the FCC and in all other respects in compliance with the Act and all other applicable federal and state laws.

              (c) INSURANCE. The Personal Property included among the Purchased Assets is and will be insured through the Closing Date in amounts adequate to replace or repair any casualty or other insurable loss to any of such property.

              (d) SUFFICIENCY OF ASSETS. The Purchased Assets include all of the assets, of a sufficient nature, condition and quantity, needed in the broadcast chain of the Station (i.e., from studio to transmission). Seller has not, since December 31, 1996, removed any material item of Personal Property from the Station other than removals in the ordinary course of business which were not done in contemplation of the transactions contemplated hereby.

              (e) REAL PROPERTY LEASES.

                           (i)      The ASSET SCHEDULE contains accurate
descriptions of the Real Property Leases and the location of the real estate leased thereunder (the "LEASEHOLDS") and the type of facility located on the Leaseholds. Seller will as of the Closing have a valid leasehold interest in its respective Leaseholds.

                           (ii)     None of the Leaseholds is subject to any
covenant or restriction preventing or limiting in any material respect the consummation of the transactions contemplated hereby, except for any consent listed on SELLER'S DISCLOSURE SCHEDULE required of the landlords under the Real Property Leases. Seller's right, title and interest in and to the Leaseholds will at the Closing be held by Seller free and clear of all Liens.

                           (iii)    The use for which the Leaseholds are zoned
permits the use thereof for the business of the Station consistent with past practices. The use and occupancy of the Leaseholds by Seller are in compliance in all material respects with all regulations, codes, ordinances and statutes applicable to Seller and Seller has not received any notice asserting any material violation of sanitation laws and regulations, occupational safety and health regulations, or electrical codes.

                           (iv)     There are no facts relating to Seller, and
to the best of the knowledge of Seller, no facts relating to any other party, that would prevent the Leaseholds from being occupied and used by Citadel and/or any assignee of Citadel after the Closing Date in the same manner as immediately prior to the Closing.

                           (v)      There is not under any Real Property Lease
any material default by Seller or any condition that with notice or the passage of time or both would constitute such a default, and Seller has not received any notice asserting the existence of any such default or condition.

                           (vi)     Each Real Property Lease is valid and
binding and in full force and effect as to Seller, and to the best of the knowledge of Seller, as to each other party thereto, and except as disclosed on the ASSET SCHEDULE, has not been amended or otherwise modified.

                           (vii)    The Leaseholds constitute all of the real
property in which Seller has a leasehold interest or other interest or right (whether as lessor or lessee) and which is or will prior to the Closing be used solely in the operation of the Station.

         4.9 CONTRACTUAL AND OTHER OBLIGATIONS. Set forth in the ASSET
SCHEDULE is a description of all (a) Real Property Leases to which Seller is a party; (b) all contracts, agreements, licenses, leases, arrangements and other documents used solely in connection with the present operation of the Station to which Seller is a party or by which Seller or any of the assets of Seller are bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (c) uncompleted orders for the purchase by Seller of materials, supplies, equipment and services for the requirements of the Station existing as of the date hereof and with respect to which the remaining obligation of Seller is in excess of $2,500; and (d) contingent contractual obligations and liabilities of Seller known to Seller existing as of the date hereof (all of the foregoing, collectively, the "CONTRACTS"). Each of the Contracts is designated in the ASSET SCHEDULE either as an Assigned Contract, or as a Contract that will not be assigned to Citadel. Neither Seller nor, to the best of the knowledge of Seller, any other Person is in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute such a default under any covenant or condition under any Contract. Seller is not a party to any Contract which would terminate or be materially adversely affected by the consummation of the transactions contemplated by this Agreement. Originals or true, correct and complete copies of all of the Assigned Contracts have been provided to Citadel as of the date of this Agreement.

         4.10 COMPENSATION. Set forth in SELLER'S DISCLOSURE SCHEDULE is a list of (a) all agreements between Seller and its employees or other Persons providing services for compensation with regard to the Station, whether individually or collectively, and (b) all employees of Seller or other Persons providing services for Seller with respect to the Station entitled to receive annual compensation in excess of $5,000 and their respective positions, job categories and salaries, other than employees of Seller who will remain with Seller after the Closing (as specified in SELLER'S DISCLOSURE SCHEDULE) (the "EXCLUDED EMPLOYEES"). The transactions contemplated by this Agreement will not result in any liability for severance pay to any such employee or other Person. Seller has not informed any such employee or other Person that such Person will receive any increase in compensation or benefits or any ownership interest in Seller or its Business. Except as disclosed in SELLER'S DISCLOSURE SCHEDULE, all of the employees of Seller (other than the Excluded Employees) are "at will" employees and may be terminated by Seller at any time, without liability or obligation except the payment of normal compensation accrued up to the time of termination of employment.

         4.11     EMPLOYEE BENEFIT PLANS.

                  (a) Seller does not maintain or sponsor, and is not required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan which affects the employees working at the Station, except as set forth in SELLER'S DISCLOSURE SCHEDULE. SELLER'S DISCLOSURE SCHEDULE fully discloses all of the plans, funds, policies, programs, arrangements or understandings sponsored or maintained by Seller pursuant to which any employee of the Station (or any dependent or beneficiary of any such employee) might be or become entitled to (1) retirement benefits; (2) severance or separation from service benefits; (3) incentive, performance, stock, share appreciation or bonus awards; (4) health care benefits; (5) disability income or wage continuation benefits; (6) supplemental unemployment benefits; (7) life insurance, death or survivor's benefits; (8) accrued sick pay or vacation pay;
(9) any type of benefit offered under any arrangement subject to characterization as an "employee welfare benefit plan" within the meaning of section 3(3) of ERISA; or (10) benefits of any other type offered through any arrangement that could be characterized as providing for additional compensation or fringe benefits. As to any such plan, fund, policy, program, arrangement or understanding, all of the following are true: (A) all amounts due as contributions, insurance premiums and benefits to the date hereof have been fully paid by Seller; (B) all applicable material requirements of law have been observed with respect to the operation thereof, and all applicable reporting and disclosure requirements have been timely satisfied; and (C) Seller is not aware of any claim or demand by any employee (or beneficiary or dependent of any employee) for benefits (other than routine claims for benefits), or by any taxing authority for taxes or penalties which has not been satisfied in full or which may be or become subject to litigation or arbitration.

                  (b) Seller has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code. Seller has substantially complied with any applicable notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

         4.12 LABOR RELATIONS. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, Seller, or the terms and conditions of employment, wages (including overtime compensation) and hours. The Station is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or threatened against the Station before the National Labor Relations Board, the Equal Employment

Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, threatened against or involving the Station. No issue with respect to union representation is pending or threatened with respect to the employees of the Station.

         4.13 INCREASES IN COMPENSATION OR BENEFITS. Subsequent to December 31, 1996, there have been no increases in the compensation payable or to become payable to any of the employees of Seller who work solely at the Station (other than the Excluded Employees), nor has Seller paid or provided for any awards, bonuses, stock options, loans, profit-sharing, pension, retirement or welfare plans or similar or other payments or arrangements for or on behalf of such employees in each case other than (a) pursuant to currently existing plans or arrangements set forth in SELLER'S DISCLOSURE SCHEDULE or (b) as was required from time to time by governmental legislation affecting wages. The vacation policy of Seller is set forth in SELLER'S DISCLOSURE SCHEDULE. No employee of Seller who works solely at the Station (other than the Excluded Employees) is entitled to vacation time in excess of two weeks during the current calendar year and no such employee has any accrued vacation time with respect to any period prior to the current calendar year, except as set forth in SELLER'S DISCLOSURE SCHEDULE.

         4.14 INSURANCE. Seller maintains insurance policies covering all of its properties and assets and the various occurrences which may arise in connection with the operation of the Station, each of which policies is summarized in SELLER'S DISCLOSURE SCHEDULE. Such policies are in full force and effect and all installments of premiums due thereon have been paid in full. Seller has complied with the provisions of such policies. There are no notices of any pending or threatened termination or premium increases with respect to any of such policies. There has been no casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and Seller is not aware of any casualty occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible.

         4.15 LITIGATION; DISPUTES. There are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against or affecting the Station, and, to the best of the knowledge of Seller, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Seller has no knowledge of any default under any such action, suit or proceeding. Seller is not in default in respect of any judgment, order, writ, injunction or decree of any Governmental Authority with respect to the operation of the Station.

         4.16     ENVIRONMENTAL.

                  (a) Prior to the execution of this Agreement, Seller has provided to Citadel a true and correct copy of all environmental site assessments, studies, reports and communications relating to the Purchased Assets.

                  (b) Except as disclosed on SELLER'S DISCLOSURE
SCHEDULE, (i) there are no conditions, facilities, procedures or any other facts or circumstances that constitute Environmental Noncompliance on any of the Leaseholds and (ii) there is not constructed, placed, deposited, stored, disposed of, nor located on any of the Leaseholds any asbestos in any form that has released or, unless disturbed, threatens to release airborne asbestos fibers in excess of applicable local, state and federal standards.

                  (c) Except as disclosed on SELLER'S DISCLOSURE SCHEDULE, no structure, improvements, equipment, fixtures, activities or facilities located on the Leaseholds uses Hazardous Materials except those used in the ordinary course of the Business and in compliance with applicable Environmental Laws.

                  (d) Except as specifically described on SELLER'S DISCLOSURE SCHEDULE, there have been no releases or threatened releases of Hazardous Materials into the environment, or which otherwise contribute to Environmental Conditions arising solely from the activities of Seller with respect to the Station or the Purchased Assets, or to the best of the knowledge of Seller arising from any other activities with respect to the Station or the Purchased Assets, except to the extent that such releases or threatened releases do not constitute a condition of Environmental Noncompliance relating to the Leaseholds.

                  (e) Except as disclosed on SELLER'S DISCLOSURE SCHEDULE, there are no underground storage tanks, or underground piping associated with tanks, used for the management of Hazardous Materials at the Leaseholds and there are no abandoned underground storage tanks at the Leaseholds which have not been either abandoned in place or removed pursuant to a permit issued by a Governmental Authority.

                  (f) Seller is not subject to any Environmental Claims against the Station or the Purchased Assets, no such Environmental Claim has been threatened, nor, to the best of the knowledge of Seller, is there any basis for any such Environmental Claims.

         4.17     PERMITS, COMPLIANCE WITH APPLICABLE LAW.

                  (a) GENERAL. Seller is not in default under any, and has complied with all, statutes, ordinances, regulations, orders, judgments and decrees of any Governmental Authority applicable to it or to the Business or the assets and properties of Seller as to which a default or failure to comply might result in any material adverse change in the condition, financial or otherwise, assets or properties of Seller or the Business. Seller has no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Seller has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                  (b) PERMITS. Set forth in SELLER'S DISCLOSURE SCHEDULE are complete and accurate lists of all FCC Licenses applicable to the Station, and all other permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authorities (collectively, the "PERMITS"), held by Seller and applicable to the Station. The Station is operating in accordance with the Act and its FCC Licenses and is in compliance with the Act and the rules, regulations and policies of the FCC. The Permits set forth in SELLER'S DISCLOSURE SCHEDULE are all of the Permits required for the conduct of the Business. All of the Permits set forth in SELLER'S DISCLOSURE SCHEDULE are in full force and effect, and Seller has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by Seller under any such Permit. There is no default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit set forth in SELLER'S DISCLOSURE SCHEDULE. Except for (1) the FCC Approval, (2) compliance with the HSR Act and (3) as set forth in SELLER'S DISCLOSURE SCHEDULE, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in SELLER'S DISCLOSURE SCHEDULE, or require the consent of any Person. Except as set forth in SELLER'S DISCLOSURE SCHEDULE, Seller is not required to be licensed by, and is not subject to the regulation of, any Governmental Authority by reason of the Business.

         4.18 INTELLECTUAL PROPERTY. The use of the Intellectual Property in connection with the operation of the Station and in a manner consistent with past practices does not infringe upon the proprietary rights of any other Person. Citadel and License Sub will, upon consummation of the transactions contemplated by this Agreement, possess adequate rights, licenses and other authority to use the Intellectual Property used by the Station in the operation of the Station following the Closing in the manner now operated, without infringement or unlawful or improper use of any of the Intellectual Property, except that the Station's call letters shall not constitute part of the Intellectual Property. No director, officer or employee of Seller has any interest in any of the Intellectual Property, all of which will, as of the Closing, be free and clear of all Liens. Seller has no knowledge of any infringement by any Person upon the rights of Seller with respect to the Intellectual Property. Seller has not granted any outstanding licenses or other rights to any of the copyrights, trademarks, trade names or other similar rights with regard to any of the Intellectual Property.

         4.19 BOOKS AND RECORDS. The books of account of Seller fairly and accurately reflect its income, expenses, assets and liabilities and have been maintained in accordance with good business practices. All of such books and records, to the extent included within the Purchased Assets, will be located on the date of the Closing on the business premises of the Station.

         4.20 ACTS TO BE PERFORMED. Seller shall perform each of the covenants, acts and undertakings of Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement.

         4.21 RELATED PARTY OBLIGATIONS. Except as set forth on the ASSET SCHEDULE, no officer, director, shareholder or Affiliate of Seller, or any individual related by blood or marriage to any such Person, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, promissory note, loan, any other actual or proposed transaction with Seller, or has any material interest in any material property used by Seller, which is material to the operation of the Station.

         4.22 DISCLOSURE. To the best of Seller's knowledge, no representation or warranty made under this Section 4 and none of the information furnished by Seller set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                   SECTION 5

           REPRESENTATIONS AND WARRANTIES OF CITADEL AND LICENSE SUB

         In connection with the purchase and sale of the Purchased Assets under this Agreement and in order to induce Seller to enter into and consummate the transactions contemplated by this Agreement, Citadel and License Sub make the following representations and warranties to Seller, as of the date of this Agreement and as of the date of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the date hereof or thereof, which shall be made as of the specified time or times):

         5.1 ORGANIZATION AND QUALIFICATION. Each of Citadel and License Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has full corporate power and authority (a) to own its assets and properties and to conduct its business and (b) to enter into this Agreement and consummate the transactions contemplated hereby. Citadel has duly qualified to do business as a foreign corporation and is in good standing under the laws of the Commonwealth of Pennsylvania. Each of Citadel and License Sub has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business.

         5.2 AUTHORITY. The execution and delivery of this Agreement by Citadel and License Sub, the performance by Citadel and License Sub of their respective covenants and agreements hereunder and the consummation by Citadel and License Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of Citadel and License Sub, enforceable against each of them in accordance with its terms.

         5.3 NO LEGAL BAR: CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel or License Sub, or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any

Governmental Authority, or violates or will violate, or conflicts with or will conflict with, or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of, any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel or License Sub is a party or by which Citadel, License Sub or any of the assets of Citadel or License Sub is bound. Except for the FCC Approval, compliance with the HSR Act and the consents disclosed in
SCHEDULE 5.0 ("CITADEL'S DISCLOSURE SCHEDULE"), no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Citadel or License Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.4 ACTS TO BE PERFORMED. Citadel and License Sub shall perform each of the covenants, acts and undertakings of Citadel and License Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement.

         5.5 LITIGATION. There is no litigation, proceeding or investigation pending or, to the best of Citadel's knowledge, threatened against or affecting Citadel or License Sub that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.6 DISCLOSURE. To the best of Citadel's knowledge, no representation or warranty made under this Section 5 and none of the information furnished by Citadel or License Sub set forth in this Agreement or in the schedules or exhibits to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in this Agreement or in the schedules or exhibits to this Agreement not misleading.

                                   SECTION 6

                        AFFIRMATIVE COVENANTS OF SELLER

         Seller covenants and agrees with Citadel and License Sub to:

         6.1 COMPLIANCE WITH LAW. Comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

         6.2 PAYMENT OF OBLIGATIONS. Fully discharge all Obligations of Seller, except the Assumed Obligations, on a timely basis.

         6.3 ACCESS. Afford Citadel and its authorized representatives, upon reasonable notice to Seller, reasonable access during normal business hours to the Station and the Station's employees, and permit Citadel and its authorized representatives to examine all operations, equipment, properties and other assets, logs, books, relevant records, contracts and documents of Seller pertinent to the Station; provided, however, that in each instance (a) mutually satisfactory arrangements shall be made in advance in order to avoid interruption and to minimize interference with the normal business and operations of the Station and (b) Citadel shall comply with Section 9.12.

         6.4 PRESERVATION OF ORGANIZATION. Exercise all reasonable efforts to preserve the business organization of the Station intact, and assist Citadel, as and when requested by Citadel, to preserve the present relationships of the Station with employees, suppliers, advertisers and customers and others having business relationships with the Station; provided, however, that nothing contained in this Agreement shall require Seller to expend money in fulfillment of its obligations set forth in this Section 6.4 other than those expenditures that Seller would have made in the ordinary course of the business of the Station and consistent with past practices.

         6.5 BOOKS AND RECORDS. Maintain the books and records of Seller in accordance with good business practices, on a basis consistent with past practices, and promptly make available to Citadel the books, records, tax returns, leases, contracts and other documents or agreements material to the Station as Citadel, its counsel, accountants or other authorized representatives may from time to time reasonably request.

         6.6 EMPLOYEES. Pay as and when the same shall become due and payable any amounts owed by Seller to its employees who have performed services up to the time of Closing, whether fixed or accrued, for wages, vacation pay, sick pay, severance pay, employee benefits, damages and otherwise.

         6.7 COMPLIANCE WITH FCC MATTERS. Comply with the FCC Licenses applicable to the Station and with the provisions of the Act, the rules, regulations and policies of the FCC, and with all other laws, ordinances, regulations, rules and orders of any Governmental Authority applicable to Seller or to the Station.

         6.8 TAXES. File all federal, state and municipal tax returns, reports and declarations required to be filed by Seller prior to the Closing, and satisfy all Taxes related thereto, and either pay in full on or before the Closing or effect a proration pursuant to Section 9.2 for all Accrued Taxes attributable to Seller, or its income, operations or properties, accruing through the Closing, regardless of whether such Taxes otherwise would have been then due and payable.

         6.9 TRADE-OUTS. Citadel shall assume as of the Closing the Trade Agreements existing as of the Closing and that have not yet been performed. To the extent that the aggregate liability of the Station as of the Closing for unperformed time under the Trade Agreements (the "TRADE LIABILITIES") exceeds the value of the goods and services to be received by the Station or Citadel after the Closing under the Trade Agreements (the "TRADE RECEIVABLES"), the Cash Purchase Price payable at the Closing shall be reduced by the amount by which the Trade Liabilities exceeds the Trade Receivables (the "TRADE IMBALANCE"). Seller shall deliver to Citadel at the Closing a schedule of Trade Liabilities and Trade Receivables existing as of the Closing (the "TRADE SCHEDULE"). Seller shall exercise reasonable efforts to minimize the amount of additional Trade Liabilities incurred after execution of this Agreement, and to prevent a Trade Imbalance. For purposes hereof, the term "TRADE AGREEMENTS" means and includes those agreements entered into by Seller for the sale of advertising time on the Station for consideration other than cash. For purposes hereof, the value of Trade Receivables and the Trade Liabilities as of the Closing shall be the fair market value thereof, as previously agreed to by Seller and the applicable vendor. Citadel shall assume Seller's remaining obligations under such contracts.

         6.10 SUPPLEMENTAL FINANCIAL STATEMENTS. Seller shall provide Citadel with copies of the monthly unaudited income statements and balance sheets applicable to the Station prepared by Seller from the date hereof until Closing in the ordinary course of business (collectively, the "SUPPLEMENTAL FINANCIAL STATEMENTS"). Seller shall provide such Supplemental Financial Statements to Citadel promptly upon such Supplemental Financial Statements becoming available to Seller. The Supplemental Financial Statements shall be subject to the representations and warranties as set forth in Section 4.4.

         6.11 CONSENTS. Exercise all reasonable efforts (not involving the payment by Seller of any money to any party to any Assigned Contract) to obtain, prior to the Closing the consent and approval of any third parties whose consent or approval is necessary in connection with the consummation of the transactions contemplated hereby, with respect to the Assigned Contracts set forth on SELLER'S DISCLOSURE SCHEDULE and requiring such consent. If any such consent or approval is not obtained, Seller will use commercially reasonable efforts (not involving the payment of money to any Person) to secure an arrangement satisfactory to Citadel intended to provide for Citadel following the Closing the benefits under each Assigned Contract for which such consent or approval is not obtained; provided, however, that Citadel shall have the right to terminate this Agreement or to seek damages or other remedies from Seller as a result of any failure by Seller to obtain any such consent or approval set forth on SELLER'S DISCLOSURE SCHEDULE, if alternative arrangements are not satisfactory to Citadel. Seller shall also execute a consent in a form provided by Citadel, allowing Citadel to assign all of its rights under this Agreement and any related documents to one or more of Citadel's lenders upon default by Citadel under the relevant loan documents.

         Nothing in this Agreement will constitute a transfer or an attempted transfer of any Assigned Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a Governmental Authority) unless such consent or approval is obtained.

         6.12 FURTHER INFORMATION. Furnish to Citadel prior to the Closing such financial (including tax), legal and other information with respect to Seller and the Station as Citadel or its authorized representatives may from time to time reasonably request.

         6.13 NOTICE. Promptly notify Citadel in writing upon the occurrence or the nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Seller set forth in this Agreement.

                                   SECTION 7

                          NEGATIVE COVENANTS OF SELLER

         From and after the date of this Agreement and until the Closing, Seller shall not take, or cause to be taken, any of the following actions without Citadel's prior approval, which may not be unreasonably withheld:

         7.1 SALES, TRANSFERS AND LIENS. Make any sale, transfer, assignment, conveyance, mortgage, hypothecation, encumbrance or other placement of any Lien on any of the Purchased Assets, except in the ordinary course of business, which do not materially interfere with the operations of the Station, and which in the case of a sale, transfer or assignment, is replaced with an asset of equal or greater value, and, in the case of a conveyance, mortgage, hypothecation, encumbrance or other Lien, is released at or prior to the Closing.

         7.2 ASSUMED OBLIGATIONS. Amend, terminate or renew any of the Assumed Obligations (including any renewal or termination resulting from the failure to provide, after the date of this Agreement, timely notice of nonrenewal or termination as required by the terms of any of the Assumed Obligations).

         7.3 BREACHES, DEFAULTS. Do any act or omit to do any act, or permit any act or omission to occur, that will cause a breach of any contract, commitment or obligation of it or them in any respect that would have a material adverse effect on the Purchased Assets or the business operations of the Station as presently conducted.

         7.4 OBLIGATIONS. Incur any Obligations except in the ordinary course of business in a manner consistent with past practices.

         7.5 SALARY INCREASES. Increase any salary, other payments, disbursement or distributions in any manner or form to any employees of Seller (other than the Excluded Employees) except (A) in the ordinary course of business consistent with past practices or (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement.

         7.6 NON-SOLICITATION. Directly or indirectly solicit or negotiate with any Person (other than a party hereto) or accept any proposal to acquire Seller or the Station in whole or in part.

                                   SECTION 8

                      COVENANTS OF CITADEL AND LICENSE SUB

         Citadel and License Sub hereby covenant as follows:

         8.1 COMPLIANCE WITH LAW. Citadel and License Sub shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated by this Agreement.

         8.2 NOTICE. Citadel and License Sub shall promptly notify Seller in writing upon the occurrence or the non-occurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue in any material respect, any agreement, covenant, representation or warranty of Citadel or License Sub set forth in this Agreement.

         8.3 ACCOUNTS RECEIVABLE. Subject to Citadel's receipt from Seller at the Closing of a list (the "ACCOUNTS RECEIVABLE LIST") of accounts receivable of the Station existing as of the Closing, exclusive of Trade Receivables, if any (the "ACCOUNTS RECEIVABLE"), for a period of 120 days commencing with the Closing Date (the "CITADEL COLLECTION PERIOD"), Citadel, as agent for Seller, shall collect the Accounts Receivable in accordance with Citadel's normal collection processes and procedures. In no event shall Citadel be required to institute litigation or to retain third parties to institute collection procedures with respect to the Accounts Receivable. All remittances will be applied first to the oldest Accounts Receivable, unless the client asserts that a dispute exists with respect to a particular account or the client specifies the particular invoice to which the payment is to be applied, in which case the remittances shall be applied to the specific account and Citadel shall promptly notify Seller of any dispute. Remittances collected by Citadel on behalf of Seller shall be remitted to Seller without offset of any kind within 10 days after the end of each calendar month during the Citadel Collection Period, and within five days after termination of the Citadel Collection Period. During the Citadel Collection Period, at Seller's option, Seller shall be permitted to collect the Accounts Receivable that remain outstanding after 60 days, or are disputed in writing by the relevant account debtor. Each remittance by Citadel to Seller shall be accompanied by a written report from Citadel setting forth the aggregate amount of the Accounts Receivable and the aggregate amount of cash collections of such Accounts Receivable during the period for which payment is made, along with a breakdown by account debtor. At the end of the Citadel Collection Period, Citadel shall account for all collected Accounts Receivable and provide Seller with all documentation related to uncollected Accounts Receivable, and Citadel shall have no further responsibilities with respect to any uncollected Accounts Receivables except to remit promptly to Seller any amounts subsequently received by Citadel. Citadel shall have no obligation with respect to any Accounts Receivable it is unable to collect. After the end of the Citadel Collection Period, Seller shall be entitled to collect any Accounts Receivable that remain uncollected.

                                   SECTION 9

                      ADDITIONAL COVENANTS OF THE PARTIES

         9.1 APPLICATION FOR TRANSFER OF CONTROL. As promptly as practicable after the date of this Agreement, and in no event later than three business days after the date of this Agreement, Seller, Citadel and License Sub shall file an application (the "FCC APPLICATION") with the FCC to approve the transfer of control of the Station from Seller to Citadel and License Sub (the "FCC APPROVAL"). Citadel shall have primary responsibility for filing and prosecuting the FCC Application. The parties agree that they shall prosecute the FCC Application (and shall cooperate with each other in the timely prosecution thereof), in good faith and with due diligence, and within the time allowed therefor by the rules and regulations of the FCC. Seller and Citadel shall each take all necessary actions on its part to obtain the FCC Approval. Citadel shall advance the filing fee for the FCC Application, and Seller shall reimburse Citadel for one-half of such filing fee at the Closing. All other costs and expenses incurred by each party in connection with the filing and prosecution of the FCC Application shall be paid by the party incurring the cost or expense.

         9.2 ADJUSTMENTS AT CLOSING. Without duplication, the following items (in addition to similar items which are customarily prorated) shall be prorated between Citadel and Seller through and including the Closing Date, and the Cash Purchase Price appropriately increased or decreased as a result thereof:

             (a) Amounts payable under the Real Property Leases and the Assigned Contracts;

             (b) Power, utility and telephone charges incurred in connection with the Station;

             (c) Accrued Taxes existing as of the Closing; and

             (d) FCC and HSR filing fees, as provided in Sections 9.1 and 9.8, respectively.

         Proration of real and personal property taxes shall be based upon the most recent assessments available. Each of the parties shall duly cooperate with the other in making the foregoing prorations, adjustments and payments. If, for any reason beyond the reasonable control of the parties, information necessary to calculate the required prorations is unavailable before the Closing Date, such item shall be prorated after the Closing Date as soon as such information is available, and Seller and Citadel shall cooperate with each other in regard thereto and shall pay, each to the other, any amounts which may be owing as a result of such subsequent prorations. If, at any time after the Closing Date, errors are discovered in any prorations made pursuant to this Section 9.2, Seller and Citadel shall correct such errors and pay, each to the other, any sums owing as a result of such correction. All prorations to the extent feasible shall be made on the Closing Date.

         9.3 BROKERAGE. Seller, Citadel and License Sub represent and warrant to each other that no Person (other than Broker) has provided services as a broker, agent or finder in connection with the transactions contemplated by this Agreement. Seller shall pay all fees, commissions, claims and expenses of Broker in connection with the transactions contemplated hereby. Seller, Citadel and License Sub shall each indemnify and hold harmless the other for any and all claims or expenses, including attorneys' fees, asserted by any Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with the transactions contemplated by this Agreement.

         9.4 RISK OF LOSS. If any loss or damage to any of the Purchased Assets occurs prior to the Closing (i) which has a material adverse effect on the Station and (ii) such loss or damage is not susceptible of repair, replacement or restoration with sufficient, collectible insurance proceeds available for such purposes or by Seller at its sole cost and expense to substantially the same condition as existed before such loss or damage, then the parties shall adjust the Cash Purchase Price to reflect the diminution in value of the Station attributable to the impairment of such assets.

         9.5 ACTIONS WITH FCC. In the event any investigation, order to show cause, notice of violation, notice of apparent liability or a forfeiture, material complaint, petition to deny or informal objection is instituted or filed against any party hereto (whether in connection with the proceedings to approve the FCC Application or otherwise), such party shall promptly notify the other party hereto in writing of such occurrence and shall thereafter immediately take all reasonable measures to contest the same in good faith and seek the removal or favorable resolution of such action, order, notice or complaint.

         9.6 COOPERATION. During the seven-year period immediately following the Closing, Seller shall cooperate with Citadel in providing Citadel all information reasonably requested and permitting Citadel access to all records relating to the period of ownership of the Station by Seller prior to the Closing. The cost and expense in providing or permitting access to information hereunder shall be borne by Citadel. Citadel, as a condition to being provided with access to information hereunder, shall, at the request of Seller, execute a confidentiality agreement in form and substance acceptable to Seller in its reasonable discretion. Notwithstanding the foregoing, Seller may discard any such records during such seven-year period if (i) Seller notifies Citadel of Seller's intent to discard such records and (ii) Citadel does not, within 10 days after receipt of such notice, retrieve such records from Seller's premises.

         9.7 LOCAL MARKETING AGREEMENT. Concurrently with the execution of this Agreement, Citadel and Seller shall execute and deliver a Local Marketing Agreement for the Station in the form of EXHIBIT B attached hereto (the "LOCAL MARKETING AGREEMENT"); provided, however, that the Local Marketing Agreement shall not be effective, and neither party shall have any obligations thereunder, until the later of (a) the date on which all applicable waiting periods under the HSR Act shall have expired or been terminated or (b) the date on which the FCC Approval shall have been obtained.

         9.8 HSR FILING. As promptly as practicable after the date of this Agreement, and in no event later than 10 days after the date of this Agreement, the parties hereto shall complete and submit any filing that may be required pursuant to the HSR Act (the "HSR FILING"). The parties hereto shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act. The parties hereto shall use their best efforts to resolve objections, if any, that may be asserted under the HSR Act or any other antitrust law in connection with the transactions contemplated hereby. Citadel shall advance the filing fee applicable to any HSR Filing, and Seller shall reimburse Citadel for one-half of such filing fee at the Closing. All other costs and expenses incurred by each party in connection with the filing and prosecution of any HSR Filing shall be paid by the party incurring the cost or expense.

         9.9 ALLENTOWN ANTENNA LEASE. At the Closing, Seller, as lessor, and Citadel, as lessee, shall enter into an antenna lease at the Station's current tower site (the "ALLENTOWN ANTENNA LEASE") containing the following terms: (a) the term shall be 15 years; (b) rent shall be $1 per year during years 1 through 10 of such term, and $3,500 per month during years 11 through 15 of such term;
(c) Citadel shall have three options to renew such lease for consecutive terms of five years, five years and four years and 11 months, respectively, with rent during each such option period equal to $3,500 per month (plus a cost of living adjustment made at the outset of each such option period); and (d) Seller may relocate the Station's current antenna site plus or minus 70 feet from its current location, so long as (i) the technical changes reflect the same coverage provided by the Station and (ii) the technical changes are pre-approved by Citadel in writing (which approval shall not be unreasonably withheld). Seller and Citadel shall negotiate in good faith the Allentown Antenna Lease, which shall contain the terms set forth in this Section 9.9 as well as such other customary and appropriate terms and conditions.

         9.10 UNITED EDUCATIONAL BROADCASTING. In consideration of the parties entering into the Allentown Antenna Lease, Citadel shall provide antenna space for a low power educational transmitter/antenna licensed to United Educational Broadcasting, Inc. to share space on the Reading Courthouse Leasehold and on the transmission tower used by Citadel for its radio station WLEV(FM); provided, however, that this Section shall only remain in effect if (a) the Allentown Antenna Lease is in effect, (b) United Educational Broadcasting, Inc. is non-commercial and (c) the use of such transmitter/antenna does not interfere with any signal transmitted by any of Citadel's radio stations.

         9.11 REMOVAL OF PERSONAL PROPERTY. To the extent necessary or appropriate, Citadel shall be responsible for removing, at its expense, the Personal Property from Seller's premises within a reasonable time after the Closing.

         9.12 CONFIDENTIALITY. Citadel and License Sub shall maintain strict confidentiality with respect to all documents and information furnished to Citadel or License Sub by or on behalf of Seller. Notwithstanding the foregoing, nothing shall be deemed to be confidential information that (a) is known to Citadel or License Sub at the time of its disclosure to Citadel or License Sub;
(b) becomes publicly known or available other than through disclosure by Citadel or License Sub; (c) is received by Citadel or License Sub from a third party not actually known by Citadel or License Sub to be bound by a confidentiality agreement with or obligation to Seller; or (d) is independently developed by Citadel or License Sub as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section, Citadel or License Sub may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable laws and regulations, (y) to its stockholders, officers, directors, employees, representatives, financial advisors, attorneys, accountants and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any governmental authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Citadel and License Sub will return to Seller all confidential information prepared or furnished by Seller relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement.

         9.13 PUBLIC ANNOUNCEMENTS. The parties hereto shall consult with each other before making any further public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consultation with or written consent of the other parties, issue such press release or make such public statement as may be required by applicable law if it has used all reasonable efforts to consult with the other parties and to obtain such parties' consents but has been unable to do so in a timely manner.

                                   SECTION 10

                                  THE CLOSING

         10.1 CLOSING DATE. The Closing shall occur on a date mutually selected by Seller and Citadel which is within 10 business days following the later of
(a) the date on which the FCC Approval has become a Final Order or (b) the date on which all applicable waiting periods under the HSR Act have expired or been terminated. The Closing shall begin at 10:00 a.m., local time, on the date of the Closing (the "CLOSING DATE") at the offices of Eckert Seamans Cherin & Mellott, LLC, counsel for Citadel and License Sub, or at such other time and place as the parties may agree in writing.

         10.2 CLOSING DOCUMENTS.  At the Closing:

              (a) Seller shall deliver to Citadel all certificates, consents (including any third party consents required as to the Assumed Obligations), estoppels and other documents (including bills of sale, assignments and the Letter of Credit) otherwise required to be delivered by Seller pursuant to this Agreement or as a condition precedent to Citadel's and License Sub's fulfillment of their obligations hereunder.

               (b)  Citadel shall deliver to Seller the following:

               (i) immediately available funds in the aggregate amount of the Cash Purchase Price as required by the provisions of this Agreement; and

               (ii) all certificates and other documents (including an assumption agreement relating to the Assumed Obligations) required to be delivered by Citadel to Seller pursuant to this Agreement or as a condition precedent to Seller's fulfillment of its obligations under this Agreement.

                                   SECTION 11

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

  The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Seller in its sole discretion (other than those set forth in Sections 11.7 and 11.8):

         11.1 OPINION OF CITADEL'S AND LICENSE SUB'S COUNSEL. Seller shall have received an opinion of counsel for Citadel and License Sub, dated the date of the Closing, in form and substance reasonably satisfactory to Seller, to the effect that:

                (a) Each of Citadel and License Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

                (b) Citadel is duly qualified and in good standing in the Commonwealth of Pennsylvania.

                (c) Each of Citadel and License Sub has full corporate power and authority to own its assets and properties and to conduct its business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct its business in the manner and in the locations presently owned and conducted.

                (d) This Agreement, together with all other documents and instruments required to be executed or delivered by Citadel and License Sub in connection with the transactions contemplated hereby, each has been duly authorized, executed and delivered by Citadel and License Sub (to the extent a party thereto), and constitutes a valid and legally binding obligation of Citadel and License Sub (to the extent a party thereto), enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                 (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Citadel or License Sub or, to the knowledge of such counsel, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or, to the knowledge of such counsel after due investigation, violates or will violate, or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under, or results or will result in the termination of or the creation or imposition of any Lien pursuant to, the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which Citadel or

License Sub is a party or by which Citadel, License Sub or any of the assets of Citadel or License Sub is bound and which is known to such counsel, all as set forth on CITADEL'S DISCLOSURE SCHEDULE.

Nothing contained in this Section 11.1 shall require an opinion by such counsel with respect to FCC matters.

         11.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Citadel and License Sub contained herein shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified except for such inaccuracies as do not, individually or in the aggregate, have a material effect on Citadel's or License Sub's ability to consummate the transactions contemplated by this Agreement) and Citadel and License Sub shall have delivered to Seller a certificate to that effect, dated the date of the Closing, signed by the President of Citadel and License Sub.

         11.3 NO LITIGATION. No injunction relating to any action, suit or proceeding against Seller relating to the consummation of any of the transactions contemplated by this Agreement or any action by any Governmental Authority shall have been issued.

         11.4 OTHER CERTIFICATES. Seller shall have received certificates as to the good standing of Citadel in the States of Nevada and Pennsylvania and of License Sub in the State of Nevada, each as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents, in form and substance satisfactory to Seller, as Seller shall have reasonably requested in connection with the transactions contemplated hereby.

         11.5 CORPORATE ACTION. All corporate action necessary to authorize the execution, delivery and performance by Citadel and License Sub of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Citadel and License Sub, and Citadel and License Sub shall have delivered to Seller certified copies of the resolutions of Citadel's and License Sub's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         11.6 ACTS TO BE PERFORMED. Each of the covenants, acts and undertakings of Citadel and License Sub to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         11.7 FCC APPROVAL.  The FCC Approval shall have been obtained.

         11.8 HSR CLEARANCE. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   SECTION 12

         CONDITIONS TO CITADEL'S AND LICENSE SUB'S OBLIGATION TO CLOSE

           The obligation of Citadel and License Sub to consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by Citadel and License Sub in their sole discretion (other than those set forth in Sections 12.9 and 12.10):

           12.1 OPINION OF SELLER'S COUNSEL. Citadel and License Sub shall have received an opinion of counsel for Seller, dated the date of the Closing, in form and substance reasonably satisfactory to Citadel and License Sub, to the effect that:

                (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

                (b) Seller has full power and authority to own its assets and properties and to conduct the Business and has all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business in the manner and in the locations presently owned and conducted.

                (c) This Agreement, together with all other documents and instruments required to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement, each has been duly authorized, executed and delivered by Seller (to the extent it is a party thereto), and constitutes a valid and legally binding obligation of Seller (to the extent it is party thereto), enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

                (d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates or will violate any provision of the Articles of Incorporation or Bylaws of Seller or, to the knowledge of such counsel, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, or, to the knowledge of such counsel after due investigation, violates or will violate or conflicts with or will conflict with or will result in any breach of any of the terms of, or constitutes or will constitute a default under or results in or will result in the termination of or the creation or imposition of any Lien pursuant to the terms of any contract, commitment, agreement, understanding or arrangement of any kind to which Seller is a party or by which Seller, or any of the assets of Seller is bound and which is known to Seller's counsel, all as set forth on SELLER'S DISCLOSURE SCHEDULE. Except for (1) the FCC Approval, (2) compliance with the HSR Act and (3) the consents disclosed on SELLER'S DISCLOSURE SCHEDULE, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other Person are required on the part of Seller, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (e) To the knowledge of such counsel, except as disclosed on SELLER'S DISCLOSURE SCHEDULE, there are no claims, disputes, actions, suits or proceedings pending or threatened against Seller or any of the assets of Seller.

Nothing contained in this Section 12.1 shall require an opinion of such counsel with respect to FCC matters.

         12.2 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing (except for representations and warranties expressly and specifically relating to a time or times other than the Closing, which shall be true and correct in all material respects at and as of the time or times specified except for such inaccuracies as do not, individually or in the aggregate, have a material effect on the Station, Seller's ability to consummate the transactions contemplated by this Agreement, or Seller's business as a whole) with the same effect as though all such representations and warranties were made at and as of the Closing and Seller shall have complied with all its covenants contained herein; and Seller shall have delivered to Citadel and License Sub a certificate to that effect, dated the date of the Closing, signed by the President of Seller.

         12.3 NO LITIGATION. No injunction relating to any action, suit or proceeding against Seller, Citadel or License Sub relating to the consummation of any of the transactions contemplated by this Agreement shall have been issued.

         12.4 OTHER CERTIFICATES. Citadel and License Sub shall have received a certificate as to the good standing of Seller as a corporation in Pennsylvania as of a date not more than 20 days before the Closing, and such other certificates, instruments and other documents customary for transactions of the nature provided for in this Agreement, in form and substance reasonably satisfactory to Citadel and License Sub, as Citadel and License Sub shall have reasonably requested in connection with the transactions contemplated by this Agreement.

         12.5 CORPORATE ACTION. All corporate action necessary to authorize the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby shall have been duly and validly taken by Seller, and Seller shall have delivered to Citadel and License Sub certified copies of the resolutions of Seller's board of directors authorizing the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions of this Agreement.

         12.6 ACTS TO PERFORMED. Each of the covenants, acts and undertakings of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         12.7 UCC SEARCHES. Seller shall have delivered to Citadel and License Sub Uniform Commercial Code judgment and lien searches from the appropriate county and state agencies showing all Liens on the Purchased Assets, which searches shall be conducted not more than 30 days prior to the Closing. Seller may cause such lien searches to be prepared by a third party, in which case Seller shall not be responsible for any inaccuracies in such lien searches unless Seller has actual knowledge of their inaccuracy. Notwithstanding the foregoing, Seller shall remain responsible for satisfying any Lien on the Purchased Assets even if such searches are inaccurate.

         12.8 FILINGS, CONSENTS, APPROVALS AND ESTOPPEL CERTIFICATES. All filings, consents, approvals and estoppel certificates required by or reasonably requested by Citadel and License Sub pursuant to this Agreement, or necessary to consummate the transactions contemplated by this Agreement, shall have been obtained.

         12.9  FCC APPROVAL.  The FCC Approval shall have been obtained.

         12.10 HSR CLEARANCE. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   SECTION 13

                                INDEMNIFICATION

         13.1 INDEMNIFICATION BY SELLER. Subject to the limitations and procedures set forth in this Section 13, Seller shall indemnify and hold harmless Citadel and License Sub from and against all losses, claims, demands, damages, liabilities, obligations, costs and/or expenses, including, without limitation, reasonable fees and disbursements of counsel (hereinafter referred to collectively as "DAMAGES"), which are sustained or incurred by Citadel and License Sub, to the extent that such Damages are sustained or incurred by reason of the breach of any of the obligations, covenants or provisions of, or the breach of any of the representations or warranties made by, Seller in this Agreement.

         13.2 INDEMNIFICATION BY CITADEL AND LICENSE SUB. Subject to the limitations and procedures set forth in this Section 13, Citadel and License Sub shall indemnify and hold harmless Seller from and against any and all Damages sustained or incurred by Seller, to the extent such Damages are sustained or incurred by Seller by reason of the breach of any of the obligations, covenants or provisions of, or the breach of any of the representations or warranties made by, Citadel or License Sub in this Agreement.

         13.3 PROCEDURE FOR INDEMNIFICATION. In the event that any party to this Agreement shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section 13 or any other provision of this Agreement, the party indemnified hereunder (the "INDEMNITEE") shall notify the party providing indemnification (the "INDEMNITOR") promptly. In the case of third party claims, such notice shall in any event be given within 10 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Damages shall be made within 10 days of a final determination of a claim.

         A final determination of a disputed claim shall be (a) a judgment of any court determining the validity of disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (b) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (c) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(d) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (e) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

                                   SECTION 14

                      TERMINATION OF AGREEMENT: ADDITIONAL

         REMEDIES 14.1 MANNER. This Agreement and the transactions contemplated hereby may be terminated prior to completion of the Closing:

              (a) by mutual written consent of Citadel, License Sub and Seller;

              (b) by either Citadel and License Sub, on the one hand, or Seller, on the other, upon providing written notice to the other party at any time after June 30, 1998 if the FCC Approval has not been granted by the FCC, but only if the party providing such notice is not then in material breach of this Agreement;

              (c) by Citadel and License Sub, upon providing written notice to Seller, if as of the time set for Closing any of the conditions in Section 12 of this Agreement (except Sections 12.9 and 12.10) has not been satisfied or waived by Citadel and License Sub in writing, provided Citadel and License Sub are not then in material breach of this Agreement;

              (d) by Seller, upon providing written notice to Citadel and License Sub, if as of the time set for Closing any of the conditions in Section 11 of this Agreement (except Sections

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



11.7 and 11.8) has not been satisfied or waived by Seller in writing, provided Seller is not then in material breach of this Agreement;

                  (e) by Seller, upon providing written notice to Citadel and License Sub, if Citadel or License Sub fails to consummate the transactions contemplated hereunder after all conditions in Section 12 of the Agreement have been satisfied, provided Seller is not then in material breach of this Agreement;

                  (f) by Citadel and License Sub, upon providing written notice to Seller, if Seller fails to consummate the transactions contemplated hereunder after all conditions in Section 11 of this Agreement have been satisfied, provided Citadel and License Sub are not then in material breach of this Agreement;

                  (g) subject to Section 9.1, by either party upon denial by the FCC of the FCC Application; and

                  (h) by either party if any court of competent jurisdiction in the United States or any other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other actions shall have become final and non-appealable.

         14.2     ADDITIONAL REMEDIES.

                  (a) In the event of the termination of this Agreement by Seller pursuant to Section 14.1(d) or 14.1(e) (any such event being a "DRAW CONDITION"), Seller shall be entitled to draw upon and receive the proceeds of the Letter of Credit, but shall not retain any rights to recover any actual damages it suffers as a result of such termination and the breach relating to such damages. In the event of any other termination of this Agreement pursuant to any other provision of Section 14.1, Citadel shall be entitled to a return of, and Seller shall return to Citadel, the original Letter of Credit and, in that event, Seller will no longer have any liability under this Agreement.

                  (b) The parties recognize and agree that Citadel and License Sub have relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the rights and benefits conferred upon Citadel and License Sub herein are unique, and that damages may not be adequate to compensate Citadel and License Sub in the event Seller improperly refuses to consummate the transactions contemplated hereunder. The parties therefore agree that Citadel and License Sub shall be entitled, at their option and in lieu of terminating this Agreement pursuant to
Section 14.1, to have this Agreement specifically enforced by a court of competent jurisdiction; provided, however, that Citadel and License Sub may not specifically enforce this Agreement if they have previously terminated this Agreement and received the original Letter of Credit.

                                   SECTION 15

                                    GENERAL

         15.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party to this Agreement.

         15.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the Commonwealth of Pennsylvania.

         15.3 NOTICES. Any notices or other communications required or permitted under this Agreement shall be delivered personally or sent by registered or certified mail, postage prepaid, delivered by overnight delivery or sent by facsimile, addressed as follows:

         To Citadel or:           Citadel Broadcasting Company
         License Sub              1015 Eastman Drive
                                  Bigfork, Montana 59911
                                  Attn: Lawrence R. Wilson Fax:  (406)
                                  837-5373

         With copy to:            Citadel Broadcasting Company 140 South Ash
                                  Avenue Tempe, Arizona 85281
                                  Attn:  Donna L. Heffner
                                  Fax:  (602) 731-5229

         With a copy to:          Eckert Seamans Cherin & Mellott, LLC
                                  600 Grant Street
                                  42nd Floor
                                  Pittsburgh, Pennsylvania 15219
                                  Attn: Bryan D.Rosenberger, Esq.
                                  Fax:  (412) 566-6099

         To Seller:               Maranatha Broadcasting Company, Inc.
                                  East Rock Road
                                  Allentown, PA 18103
                                  Attn:  Richard C. Dean
                                  Fax:  (610) 791-3000

         With a copy to:          Malkames Law Offices
                                  509 Linden Street
                                  Allentown, PA 18101-1491
                                  Attn: William G. Malkames, Esq.
                                  Fax:  (610) 821-5851

or such other addresses as shall be similarly furnished in writing by either party. Such notices or communications shall be deemed to have been given as of the date of personal delivery, or if mailed, the date the return receipt is signed or the date on which delivery is refused, or if delivered by overnight delivery or facsimile, on the date of receipt.

         15.4 ENTIRE AGREEMENT. This instrument supersedes all prior communications, understandings and agreements of or between the parties with respect to the subject matter of this Agreement and, together with the Easton Agreement, contains the entire agreement among the parties with respect to the transactions contemplated in this Agreement.

         15.5 HEADINGS. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         15.6 SCHEDULES, EXHIBITS. All schedules and exhibits annexed to this Agreement are hereby incorporated in this Agreement by this reference.

         15.7 EXPENSES. Each party shall bear its own costs and expenses incurred by it in connection with the transactions pursuant to this Agreement.

         15.8 AMENDMENT. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties or, in the case of a waiver, by the party waiving compliance.

         15.9 WAIVER. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision of this Agreement at any time thereafter.

         15.10 ASSIGNMENT. Except as provided in Section 2.4, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by Seller without the prior written consent, in their sole discretion, of Citadel and License Sub, or by Citadel or License Sub without the prior written consent, in its sole discretion, of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation under this Agreement.

         15.11 PRIOR CONTROL. Until the Closing, Seller shall maintain control of the Station.

         15.12 ATTORNEYS' FEES. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover its costs, expenses and reasonable attorney's fees incurred in connection with the dispute from the other party.

         15.13 COUNTERPARTS; FAX SIGNATURES. This Agreement may be executed in one or more counterparts, each of which together shall constitute a single instrument. Signatures on this Agreement transmitted by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

         15.14 DISPUTE RESOLUTION. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules. The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Allentown, Pennsylvania.

         Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate; provided, however, such proceedings shall be guided by the following agreed upon procedures:

         (a) mandatory exchange of all relevant documents, to be accomplished within 45 days of the initiation of the procedure;

         (b) no other discovery;

         (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

         (d) decision to be rendered not more than 10 days following such hearing.

The provisions of this Section 15.14 shall not apply with regard to any equitable remedies to which a party may be entitled under this Agreement.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]


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



         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date above first written.


                                      Maranatha Broadcasting Company, Inc.


                                      By: /s/ Richard C. Dean
                                        ----------------------------
                                      Its:    President
                                        ----------------------------

                                      Citadel Broadcasting Company


                                      By: /s/ Lawrence R. Wilson
                                         ---------------------------
                                      Its: President
                                         ---------------------------

                                      Citadel License, Inc.


                                      By: /s/ Lawrence Wilson
                                         ---------------------------
                                      Its: President
                                         ---------------------------

                        INDEX OF SCHEDULES AND EXHIBITS


Schedule 2.1     -    Asset Schedule
Schedule 2.2     -    Excluded Assets
Schedule 2.3     -    Assumed Obligations
Schedule 4.0     -    Seller's Disclosure Schedule
Schedule 5.0     -    Citadel's Disclosure Schedule


Exhibit A        -    Letter of Credit
Exhibit B        -    Local Marketing Agreement

[Pursuant to Regulation S-K, Item 601(b)(2), Registrant agrees to furnish supplementally a copy of these schedules or exhibits to the Securities Exchange Commission upon request.]